DENNY’S CORPORATION RELEASES PRELIMINARY FINANCIAL RESULTS
FOR FOURTH QUARTER AND FULL YEAR 2013

- Achieves Third Consecutive Year of Positive System-wide Same-Store Sales -
- Tightens Full Year 2013 Financial Guidance Range -

SPARTANBURG, S.C., January 13, 2014 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants, today reported preliminary results on domestic same-store sales and restaurant openings and closings for its fourth quarter and full year ended December 25, 2013.

Denny’s fourth quarter domestic system-wide same-store sales increased 0.9%, comprised of a 0.8% increase at domestic franchised restaurants and a 1.5% increase at company restaurants. Denny’s has achieved positive system-wide same-store sales in ten of the past 11 quarters in addition to achieving its third consecutive year of positive system-wide same-store sales.

In the fourth quarter 2013, Denny’s opened 19 franchised restaurants and closed five system-wide restaurants, including one company restaurant. For the full year 2013, Denny’s opened 46 new restaurants, including five international locations, and closed a total of 34 restaurants bringing the total restaurant count to 1,700. This is the fifth consecutive year of positive net system growth for the brand.

Based on preliminary results, Denny’s is tightening its full year 2013 guidance ranges with Adjusted EBITDA* to be between $76 million and $78 million and Free Cash Flow* to be between $43 million and $45 million. Denny’s expects to release financial and operating results for its fourth quarter and full year ended December 25, 2013 after the market closes on Wednesday, February 19, 2014.

Preliminary Results	Quarter Ended 12/25/13	Year Ended 12/25/13

Domestic Same-Store Sales
Company Restaurants	1.5%	0.0%
Franchised Restaurants	0.8%	0.6%
System-wide Restaurants	0.9%	0.5%

Restaurants Opened**	19	46
Franchised & Licensed	19	46
Company	0	0

Restaurants Closed**	5	34
Franchised & Licensed	4	33
Company	1	1

*	Please refer to the tables in the Third Quarter 2013 Earnings Release dated October 28, 2013 for non-GAAP financial reconciliations of net income to Adjusted EBITDA and Free Cash Flow.

**	Excludes acquisitions and relocations.

Investor Conference Presentation

Denny’s will be presenting at the 16th Annual ICR XChange Conference at the JW Marriott Orlando Grande Lakes in Orlando, Florida. The Company will present on Tuesday, January 14, 2014 at 10:00 a.m Eastern Time. Investors and interested parties may listen to a live audio webcast of the presentation which will be available online in the Investor Relations section of Denny's website at investor.dennys.com. A replay of the presentation webcast will be available following the live presentation.

About Denny’s

Denny's is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on number of restaurants. Denny’s currently has 1,700 franchised, licensed, and company restaurants around the world with combined sales of $2.5 billion including 1,599 restaurants in the United States and 101 restaurants in Canada, Costa Rica, Mexico, Honduras, Guam, Curaçao, Puerto Rico, Dominican Republic, El Salvador, Chile and New Zealand. As of December 25, 2013, 1,537 of Denny’s restaurants were franchised and 163 restaurants were company operated. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s strategic and operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 26, 2012 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:	Whit Kincaid
877-784-7167

Media Contact:	Liz DiTrapano, ICR
646-277-1226